Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION

DALLAS, Texas, November 19, 2018 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.095933 per unit, payable on December 28, 2018, to unitholders of record on November 30, 2018. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.095933 per unit is slightly higher than the $0.090111 per unit distributed last quarter. As compared to the previous quarter, the volumes of both oil and natural gas decreased. The price of oil produced and included in the current distribution increased while the price for natural gas produced and included in the current distribution decreased slightly. This distribution is higher than the $0.053238 per unit distributed in the comparable quarter in 2017. As compared to the comparable quarter in 2017, the price of oil has increased while the price of natural gas has decreased. Volumes of both oil and natural gas produced and included in the current distribution have decreased compared to this time last year.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:       Ron E. Hooper

           SVP, Royalty Trust Services

           Simmons Bank, Trustee

           Toll Free – 1.855.588-7839